UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 10, 2010

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Callaway Golf Company (the “Company”) previously announced that it had adopted a global operations strategy targeted at improving the Company’s gross margins (the “Global Operations Strategy”). On July 27, 2010, as part of the Global Operations Strategy, the Company announced that it would be (i) reorganizing the Company’s manufacturing and distribution centers located in Carlsbad, California and Toronto, Canada, (ii) creating third party logistics sites in Dallas, Texas and Toronto, Canada, and (iii) establishing a new production facility in Monterrey, Mexico.

On August 10, 2010, the Company informed employees of the next phase of its Global Operations Strategy, which involves plans to reorganize, over the next 18 months, the Company’s golf ball manufacturing and distribution facilities located in Chicopee Massachusetts (the “Chicopee Reorganization”). Pursuant to the plan presented, limited manufacturing and distribution operations would be maintained in Chicopee during and after the Chicopee Reorganization, but a majority of the operations currently conducted at the site would be moved to other locations. The Company’s adoption of a final plan regarding this phase is subject to satisfaction of any legal obligations and final determination of transition support to be provided to Chicopee employees affected by the proposed changes.

Set forth below are the current estimated charges (or estimated range of charges) that are expected to be incurred over the next 18 months in connection with the Chicopee Reorganization (in thousands):

	Cash	Non-cash	Total
Termination benefits	$850 - 2,350	$—	$850 - 2,350
Asset write-offs	—	1,600	1,600
Transition costs[1]	2,850	—	2,850

Total	$3,700 - 5,200	$1,600	$5,300 - 6,800

[1]

Transition costs consist primarily of costs associated with the transfer of inventory and equipment, information technology start-up costs, costs associated with redundancies during the start-up and training phase at new locations and consulting expenses.

The above enumerated charges reflect the Company’s best estimate as of the filing of this report based upon the Company’s current plans. Any change in the Company’s plans during implementation, or any delays, difficulties, or increased costs associated with the implementation of these initiatives, could affect the estimated amounts or timing of the charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: August 13, 2010	By:	/S/ BRIAN P. LYNCH
	Name:	Brian P. Lynch
	Title:	Vice President and Corporate Secretary